Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION OBTAINS

$285 MILLION CREDIT FACILITY

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, JANUARY 18, 2008

SBA Communications Corporation (including its subsidiaries, “SBA” or the “Company”) announced today that its wholly owned subsidiary, SBA Senior Finance, Inc. (“SBASF”), has obtained a $285 million, three-year, senior secured revolving credit facility. This facility was provided by a syndicate of lenders. TD Securities (USA) LLC is the lead arranger for the facility and Wachovia Securities is the co-lead arranger.

The facility consists of a $285 million revolving loan, which may be borrowed, repaid and redrawn, subject to compliance with certain covenants. Proceeds available under the facility can be used for the construction or acquisition of towers, and for ground lease buyouts. Amounts borrowed under the facility will accrue interest at LIBOR plus a margin that ranges from 150 basis points to 300 basis points or at a Base Rate plus a margin that ranges from 50 basis points to 200 basis points, based on SBASF’s leverage. Amounts borrowed under this facility will be secured by a first lien on substantially all of SBASF’s assets not previously pledged under the Series 2005-1 and 2006-1 Commercial Mortgage Backed Securities and are guaranteed by the Company and certain of its other subsidiaries. Subject to compliance with certain covenants, the facility does not restrict (1) the payment by SBASF to parent SBA of funds generated from operations, (2) the use of those funds by parent SBA, or (3) the incurrence of additional indebtedness by parent SBA.

“Our new credit facility will allow us to remain very opportunistic around additional tower acquisitions,” commented Jeffrey A. Stoops, CEO and President. “In 2007, we exceeded our goal by adding 669 towers to our portfolio, an increase of 12%. We now have additional cash resources to once again exceed our goal of 5% to 10% portfolio growth in 2008 if the right acquisition opportunities continue to present themselves. In evaluating acquisition opportunities or other types of investment opportunities such as stock repurchases, we will continue to pursue uses of our capital that we believe will maximize equity free cash flow per share both near-term and long-term.”

During the fourth quarter of 2007, SBA purchased 175 towers and built 20 towers, and as of December 31, 2007, SBA owned 6,220 towers. The 175 towers were purchased for an aggregate amount of $134.8 million, of which $39.6 million was paid in cash and the remainder through the issuance of shares of SBA common stock at an average price per share of approximately $33.80.

Since December 31, 2007, SBA has purchased 42 additional towers. The 42 towers were purchased for an aggregate amount of $17.2 million, all of which was paid in cash. The Company has agreed to purchase an additional 83 towers for an aggregate amount of $33.3 million, all of which will be paid in cash. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2008. SBA reaffirms its full year 2008 Outlook for anticipated results as set forth in its press release dated November 4, 2007, and will update its 2008 Outlook when it releases the Company’s fourth quarter 2007 results.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including the Company’s expectations regarding liquidity, cash resources, its ability to grow the Company, its rate of portfolio growth for 2008, maximization of equity free cash flow per share, the consummation of additional tower acquisitions, and the Company’s Outlook for full year 2008 anticipated results. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s reports on Form 10-K and Form 10-Q filed with the Commission. With respect to the Company’s 2008 Outlook, all of the cautionary statements and information concerning forward looking statements set forth in the Company’s November 4, 2007 press release continue to apply. Such press release was filed with the Commission on Form 8-K. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These factors include the ability of the Company and SBASF to comply with the covenants in the senior credit facility, the ability of the Company to identify, and consummate, potential tower acquisitions at commercially reasonable prices, the ability of the Company to pursue uses of capital that will maximize equity free cash flow per share both near-term and long-term, the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and the future financial performance of the Company. With respect to the Company’s expectation that it will consummate the pending tower acquisitions by the end of the second quarter of 2008, these factors include the results of any pending due diligence and the ability of the Company and sellers to comply with those closing conditions set forth in the relevant acquisition agreements. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.